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[Autobytel.com LOGO]


FOR IMMEDIATE DISTRIBUTION

at Autobytel.com                                          at FRB
Hoshi Printer                                             Don Markley (general)
infoearnings@autobytel.com                                dxm@sf.frbd.com
949-862-3099                                              Kate Rajeck (analysts)
                                                          ker@sf.frbd.com
                                                          415-986-1591

                  AUTOBYTEL.COM ANNOUNCES FIRST QUARTER RESULTS
Record Revenues, Purchase Requests and Paying Dealers Power Autobytel.com's 16th
                Consecutive Quarter of Sequential Revenue Growth

IRVINE, CA--APRIL 29, 1999--Autobytel.com inc., the premier Internet car-buying service, today announced record revenues for its first quarter ended March 31, 1999. Revenues grew 73% to $8.0 million, up from the $4.6 million reported for the same quarter a year ago. The Company also reported a narrower first quarter net loss of $6.1 million, or $0.68 per share, compared with a net loss of $6.9 million, or $0.83 per share, recorded in the comparable period a year ago.

"Autobytel.com achieved strong growth in first quarter purchase requests for car purchases, which expanded 39% from last quarter to a record 489,000," said Mark Lorimer, President and CEO of autobytel.com. "More car buyers purchase a new or a pre-owned vehicle through autobytel.com than anywhere else on the Web." According to the March 25, 1999 press release announcing the J.D. Power and Associates 1999 Dealer Satisfaction with Online Buying Services Study, autobytel.com "generates nearly as many new-vehicle sales as its two closest competitors combined." According to this study, autobytel.com ranks highest in dealer satisfaction for the second year in a row, generating the Online car buying industry's highest volume of purchase requests for both new and pre-owned vehicles as well as the highest closing ratio.

Building upon its leadership position in dealer satisfaction as well as the 39% sequential increase in purchase requests, autobytel.com monthly subscription fees per dealer rose to a record level in the first quarter. In addition, 174 paying dealers joined the autobytel.com network in the first quarter, which expanded by 45% to a record level, compared to a year ago.

"In addition to completing our initial public offering, during the first quarter, we progressed in building our international presence, launching Autobytel.se in Sweden, preparing for the second quarter launch of Autobytel.co.uk in the United Kingdom, and signing a letter of intent to launch Autobytel.jp in Japan with several Japanese partners," explained Lorimer. "We also expanded our pre-owned vehicle sales business in the first quarter, extending our CyberStore program participation outside of our new car dealer network." The CyberStore website enables consumers to buy and dealers to sell pre-owned vehicles through the autobytel.com website. All vehicles posted in the pre-owned CyberStore must include a digital image and come complete with a 72-hour money-back guarantee and a 90-day warranty. The number of pre-owned units posted to our CyberStore inventory increased 20% during the quarter, fueled in part by extending


                                     (more)

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Autobytel.com First Quarter Results
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the program eligibility to previously excluded non-Autobytel.com new car dealers. As part of its effort to expand its CyberStore inventory of pre-owned vehicles, Autobytel.com signed an agreement with a major car rental company to sell vehicles retired from its fleet.

"The record revenue of our first quarter illustrates the continuing success of our strategy to emphasize quality and value for both the consumer and the dealer throughout the entire chain of events leading up to a vehicle purchase," noted Lorimer. "The continuing goal of our distribution model is to eliminate some of the inherent inefficiencies found in the car sales process, generating savings for consumers by reducing sales costs for car dealers. Autobytel.com's high brand awareness and targeted marketing programs attract serious car buyers to the Autobytel.com web site, where they find all of the tools needed to obtain a fast, pleasant and low-cost buying experience for the car they really want. On the dealer side of the equation, the Company's 2,772 dealers receive extensive training in facilitating the Internet sales process, followed up by autobytel.com's unique combination of on-line as well as field support. Autobytel.com's focus on dealer development allows us to deliver an unparalleled purchase experience to the Internet car buyer, as well as lower cost and a higher closing ratio for the dealership."

During the month of March 1999, traffic on the Autobytel.com website grew to
19.2 million page views, up 21% from the month of December 1998, compared to an increase of 8% in total Internet usage over the same periods as reported by MediaMetrix. A page view is defined as one electronic page of information displayed in response to a user request. Also, the number of unique visitors per month attracted to its website grew 48% from the month of December 1998 to over 1 million in the month of March 1999.

ABOUT AUTOBYTEL.COM INC.

Irvine, CA-based autobytel.com inc. (www.autobytel.com) is an internationally branded Internet-based purchasing program for new and certified pre-owned vehicles and related consumer services, including automotive financing, leasing, a rewards program, and insurance. Autobytel.com has assisted over 2.5 million car buyers since its inception in 1995. In 1999, Autobytel.com was ranked #1 in Dealer Satisfaction with Online Buying Services for the second year in a row. Autobytel.com's North American Accredited Dealer Network includes over 2,700 dealerships, representing every major automotive manufacturer. Autobytel.com is a registered service mark of autobytel.com inc.

o J.D. Power and Associates 1998-1999 Dealer Satisfaction With Online Buying Services Studies(SM). 1999 study conducted among dealership Internet specialists who completed 1,024 individual evaluations.

The statements contained in this press release and the attached supplemental information that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause Autobytel.com's actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions and increased or unexpected competition.

                          -FINANCIAL TABLES TO FOLLOW-
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                               AUTOBYTEL.COM INC.

                           CONSOLIDATED BALANCE SHEETS

             (Amounts in thousands, except share and per share data)


                                     ASSETS

                                                            December 31,      March 31,
                                                                1998            1999
                                                            ------------     -----------
                                                                             (unaudited)
Current assets:
    Cash and cash equivalents                                 $ 27,984        $ 99,818
    Accounts receivable, net                                     2,315           2,694
    Other current assets                                         1,353           1,487
                                                              --------        --------
            Total current assets                                31,652         103,999
    Property and equipment, net                                  2,208           2,019
    Other assets                                                   347             345
                                                              --------        --------
            Total assets                                      $ 34,207        $106,363
                                                              ========        ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                     $  3,830        $  9,343
    Deferred revenue                                             4,008           4,239
    Other current liabilities                                      378             629
                                                              --------        --------
            Total current liabilities                            8,216          14,211
    Deferred rent                                                  123             122
                                                              --------        --------
            Total liabilities                                    8,339          14,333
    Total stockholders' equity                                  25,868          92,030
                                                              --------        --------
            Total liabilities and stockholders' equity        $ 34,207        $106,363
                                                              ========        ========

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                               AUTOBYTEL.COM INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

             (Amounts in thousands, except share and per share data)

                                   (Unaudited)


                                                    Three Months Ended March 31,
                                                  -------------------------------
                                                     1998                1999
                                                  -----------         -----------
Revenues                                          $     4,632         $     8,032
                                                  -----------         -----------

Operating expenses:
    Sales and marketing                                 8,459               9,957
    Product and technology
        development                                     1,895               2,366
    General and administrative                          1,346               1,592
    Stock based compensation                               --                 225
                                                  -----------         -----------
        Total operating expenses                       11,700              14,140
                                                  -----------         -----------

    Loss from operations                               (7,068)             (6,108)

Interest and other income, net                            185                   8
                                                  -----------         -----------

    Loss before provision for income taxes             (6,883)             (6,100)

Provision for income taxes                                 15                  41
                                                  -----------         -----------

    Net loss                                      $    (6,898)        $    (6,141)
                                                  ===========         ===========


Basic and diluted net loss per share              $     (0.83)        $     (0.68)
                                                  ===========         ===========

Shares used in computing basic and diluted
    net loss per share                              8,324,443           9,029,203
                                                  ===========         ===========